We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference the Registration Statement of HealthCore Medical Solutions, Inc. (the "Company") on Form S-3 and the related Prospectus of the Company for the registration of 1,137,500 of its Class A Warrants and 3,605,000 Shares of Class A Common Stock of our report dated December 2, 1998 with respect to the financial statements included in the Company's Annual Report of Form 10-KSB for the year ended September 30, 1998.


Richard A. Eisner & Company LLP
Florham Park, New Jersey
January 25, 1999